Exhibit 10.1


                    [letterhead of W. R. Grace & Co.]




                                            May 1, 1995



         Mr. Albert J. Costello
         417 Devonshire Drive
         Franklin Lakes, NJ  07417


         Dear Mr. Costello:

                   On behalf of the Board of Directors of W. R. Grace & Company (the "Board"), I am pleased to welcome you. This let-ter sets forth the terms on which you have agreed to be em-ployed by the Company effective as of May 1, 1995.

              Positions:     Chairman of the Board, President, Chief
                             Executive Officer and member of the Board

              Starting Date: May 1, 1995 as President and Chief
                             Executive Officer.  Election to the
                             Board will be promptly after the Company's
                             1995 Annual Meeting.

              Term: Through April 30, 1998; in May of 1997, the Board will notify you of its intention re-garding renewal or nonrenewal of your em-ployment.

              Base Salary:   $900,000 per year, subject to annual review.

              Bonus: For the period May 1 to December 31, 1995 -- minimum $900,000, payable after year-end.

                             1996 and thereafter -- subject to perfor-mance under the Annual Incentive Compensa-tion Plan or a successor plan.





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         Mr. Albert J. Costello
         May 1, 1995
         Page 2



              Stock Options: Non-statutory stock options to purchase
                             300,000 shares to be granted under the 1994
                             Stock Incentive Plan, at the market price on May 1, 1995, to vest as follows:

                                  100,000 shares -- May 1, 1996
                                  100,000 shares -- May 1, 1997
                                  100,000 shares -- May 1, 1998


              Long-Term In-
              centive Plans: Effective May 1, 1995 (and based on May 1,
                             1995 stock price), participation on same basis as other senior executives of the Company (prorated from May 1, 1995) for 1993-1995, 1994-1996 and 1995-1997 cycles.
                             Participation on the same basis as other senior executives of the Company beginning with 1996-1998 cycle.

              Insurance:     Whole life policy, premium paid by Company,
                             providing coverage of two times base salary

              Pension: Participation in all qualified and non-qualified pension, retirement and savings plans on the same basis as other senior executives of the Company

              Relocation:    Payment of customary relocation expenses,
                             including temporary housing, closing costs and moving expenses

              Change of
              Control: Change of control severance protection on the same terms as other senior executives of the Company

              Other: Comprehensive program of executive ben-efits, stock options and perquisites on the same basis as other senior executives of the Company

              Physical:      We understand that you had a complete
                             physical examination in late 1994, the re-sults of which were satisfactory







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         Mr. Albert J. Costello
         May 1, 1995
         Page 3


                   It is intended that you and the Company will enter into a more formal employment agreement as soon as possible, which will incorporate the terms of this letter and such other terms and provisions as are appropriate for contracts of this nature and are approved by the Board or its authorized desig-nees.

                   If the foregoing correctly expresses our agreement, please so indicate by signing the enclosed copy of this letter in the space provided below and returning it to the Company.


                                       W. R. GRACE & CO.



                                       By:/s/ Thomas A. Holmes
                                          Thomas A. Holmes


         AGREED AND ACCEPTED:



            /s/ Albert J. Costello
            Albert J. Costello


























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